EXHIBIT 99.1

October 7, 2016

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES SALE OF ACREAGE TO PARSLEY ENERGY

MIDLAND, TEXAS, October 7, 2016 – Mexco Energy Corporation (NYSE MKT:MXC) today announced the sale of certain oil and gas properties in Glasscock County, Texas.

Mexco received approximately $2.187 million in cash from a sale of working interests to Parsley Energy, Inc. covering 50 net acres located in Glasscock County, Texas in the horizontal Wolfcamp trend of the Permian Basin in West Texas. These proceeds are part of a sale by several co-owners of 11,672 gross (9,140 net) acres containing 67 gross (60 net) vertical wells with net production of 270 barrels of oil equivalent plus 5 disposal wells and existing infrastructure.

Of these proceeds, approximately $1.887 million is to be applied to Mexco’s bank debt and the balance to working capital of Mexco.

The President of the Company commented, “I believe this sale indicates the potential value of certain of Mexco’s oil and gas properties which it continues to hold in the horizontal Wolfcamp area of the Permian Basin of West Texas.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2016. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.